SECOND ADDENDUM TO EXPENSE LIMITATION AGREEMENT

      This Addendum dated April 24, 2008, replaces and supersedes any previous addendums to the Expense Limitation Agreement (the "Agreement") between Surgeons Diversified Investment Fund (the "Trust"), on behalf of the Surgeons Diversified Investment Fund (the "Fund"), and Surgeons Asset Management, LLC (the "Adviser").

            Effective April 24, 2008, the Adviser has agreed for the life of the Fund, or until properly terminated pursuant to the terms of the Agreement, to waive advisory fees and/or reimburse the Fund for the Fund's expenses, excluding brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expense on securities sold short) and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust's trustees and officers with respect thereto, such that, after taking into account the Acquired Fund Fees and Expenses (as defined in Item 3 of Form N-1A) of the Fund, based upon such expenses incurred during the Fund's most recently completed fiscal year, the Net Annual Fund Operating Expenses of the Fund shall equal no greater than 1.08% of the Fund's average daily net assets ("Expense Cap"). The Adviser may, at any time, recommend to the Board of Trustees a reduction in the agreed upon Expense Cap, and, which upon the approval or ratification by the Board of Trustees, will supersede this Expense Cap.

      IN WITNESS WHEREOF, the parties have caused this Addendum to be signed by their officers designated below, all as of the date first written above.

                                     SURGEONS ASSET MANAGEMENT, LLC

                                            By:      /s/ Gay Vincent
                                                     ---------------------------
                                            Title:   Chief Financial Officer
                                                     ---------------------------

                                            ACCEPTED BY:
                                            ------------


                                     SURGEONS DIVERSIFIED INVESTMENT FUNDS

                                            By:      /s/Savitri Pai
                                                     ---------------------------
                                            Title:   President
                                                     ---------------------------